UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 08, 2023

Tivic Health Systems, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41052	81-4016391
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25821 Industrial Blvd., Suite 100
Hayward, California		94545
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 888 276-6888

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	TIVC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 8, 2023, Tivic Health Systems, Inc., a Delaware corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with ThinkEquity LLC, as representative of the underwriters (the “Underwriter”), pursuant to which the Company agreed to issue and sell to the Underwriter in a firm commitment underwritten public offering (the “Offering”), 20,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), at a public offering price of $0.25 per share, less underwriting discounts and commissions, resulting in gross proceeds to the Company of $5.0 million.

In addition, pursuant to the Underwriting Agreement, the Company granted the Underwriter a 45-day option (the “Overallotment Option”) to purchase up to an additional 3,000,000 shares of Common Stock, solely to cover over-allotments.

The Offering closed on February 13, 2023, with the sale of 20,000,000 Shares of Common Stock to the Underwriter. The net proceeds to the Company, after deducting the underwriting discount and commissions and estimated expenses of the Offering payable by the Company, was approximately $4.1 million. The Company intends to utilize the net proceeds from this Offering for the continued expansion of sales of its ClearUp product, including the penetration of healthcare professional networks, and clinical and regulatory costs for the expansion of existing and new Company product candidates. In addition, the Company may use a portion of the net proceeds to pursue potential strategic investments and acquisitions, although the Company does not currently have any specific plans or arrangements to do so.

Additionally, pursuant to the Underwriting Agreement, on February 13, 2023, the Company issued designees of the Underwriter warrants to purchase an aggregate of 1,000,000 shares of Common Stock (the “Representative’s Warrants,” and together with the Shares, the “Securities”), representing 5.0% of the aggregate Shares sold in the Offering, as partial consideration for services rendered in connection with the Offering. The Representative’s Warrants have an initial exercise price of $0.3125 per share, and will be exercisable for a four-year period commencing 180 days following the commencement of sales in the Offering.

The Securities were registered pursuant to the registration statement on Form S-1 (File No. 333-268010), which was initially filed with the Securities and Exchange Commission (the “Commission”) on October 26, 2022, and amended on December 09, 2022, December 20, 2022, January 6, 2023, February 1, 2023, and February 9, 2023, which the Commission declared effective on February 8, 2023 (the “Registration Statement”).

The Underwriting Agreement contains representations, warranties and covenants made by the Company that are customary for an offering of this type. Under the terms of the Underwriting Agreement, the Company has agreed to customary closing and indemnification obligations, including for liabilities under the Securities Act of 1933, as amended. In addition, pursuant to the terms of the Underwriting Agreement, the Company and its executive officers, directors and certain of its shareholders have entered into lock-up agreements providing that the Company and each of these persons may not, subject to limited exceptions, offer, sell, transfer or otherwise dispose of the Company’s securities for a period of three months following the effective date of the Underwriting Agreement.

The foregoing summaries of the terms of the Underwriting Agreement and the Representative’s Warrants are subject to, and qualified in their entirety by reference to, the Underwriting Agreement and the form of Representative’s Warrant, copies of which are attached to this Current Report on Form 8-K as Exhibits 1.1 and 4.1, respectively, and are incorporated herein by reference.

Item 8.01 Other Events.

On February 8, 2023, the Company issued a press release announcing the pricing of the Offering. On February 13, 2023, the Company issued a press release announcing the closing of the Offering. Copies of the press releases are attached to this Current Report on Form 8-K as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated February 8, 2023.
4.1	Form of Representative’s Warrant, dated February 13, 2023.
99.1	Press Release, dated February 8, 2023.
99.2	Press Release, dated February 13, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVIC HEALTH SYSTEMS, INC.

Date:	February 13, 2023	By:	/s/ Veronica Cai
Name: Veronica Cai Title: Chief Financial Officer